UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2006

aQuantive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington		98104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-816-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Effective July 25, 2006, aQuantive, Inc., a Washington corporation ("aQuantive"), completed the acquisition of Amnesia Solutions Pty Ltd., Amnesia Creative Pty Ltd. and related entities (together, "Amnesia"), companies formed under the laws of Australia, through the purchase of all of the outstanding shares of Amnesia. Amnesia is an interactive marketing agency based in Sydney, Australia. It will be operated as a subsidiary of Avenue A | Razorfish and will be included as part of aQuantive's digital marketing services segment.

The total purchase price, which will be paid in cash, will be determined based on an earnout structure. An initial payment of $5 million AUS (approximately $3.76 million US) was paid at closing as a nonrefundable advance on the earnout. aQuantive will also pay the Amnesia shareholders an additional amount relating to Amnesia's net asset value calculated as of the date of the acquisition. In addition, aQuantive will pay an additional advance on the earnout of $1 million AUS (approximately $750,000 US) in July 2007. The final earnout payment will be determined and become payable to former Amnesia shareholders following the end of the three-year period after the closing if specified EBIT goals are achieved.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aQuantive, Inc.

July 26, 2006	By:	Linda Schoemaker

Name: Linda Schoemaker
Title: Senior Vice President and General Counsel